Exhibit 10.1

AGREEMENT

between

ATP East Med Number 1 B.V.,

and

Moncrief Oil International Inc.

Company grants Investor the Right to purchase the Company Interests (defined below) on the terms set forth below, subject to any necessary consents under the operating agreements covering the Company License Interests (the “JOA Consents”) and any other relevant contractual consents.

Company:

ATP East Med Number 1 B.V., with its principle place of business at Dokweg 31, 1976 CA Ijmuiden, The Netherlands, (the “Company”)

Investor:

Moncrief Oil International Inc, (“Moncrief”) with its principle place of business at 301 Commerce Street, Suite 3600, Fort Worth, Texas 76102 U.S.A. or an affiliate of Moncrief on behalf of Moncrief any of its oil company consortium partners, and potentially Bandel East Med Ltd and/or an affiliate (“Bandel”) that may join Moncrief as co-investors in the Proposed Transaction (collectively the “Investor”). Company and Investor are sometimes referred to individually as “Party” and collectively as the “Parties.”

Primary Terms:

Subject to the JOA Consents and any other relevant contractual consents, Company grants Investor a right for ninety (90) days from the date of signing this Agreement (the “Period”) to purchase the Company Interests described herein (the “Proposed Transaction”) pursuant to the primary terms set out (on attachment 1 hereto), which will be incorporated into a mutually acceptable purchase and sale agreement containing such other provisions as mutually agreed by the Parties, including normal and customary representations and warranties, indemnification provisions, and survival periods for representations, warranties, and indemnifications. Investor has the right to notify the Company that it is terminating this Agreement at any time within the Period (before the fulfillment of all the Conditions Precedent set forth in Attachment 1, B.) without penalty of any kind if in its sole opinion the investment is not sound technically or commercially or it is unlikely to receive necessary approvals from the other participants in the Licenses (as defined below) or the Israeli Ministry of Energy and Water Resources (“Ministry”). The Company may terminate this Agreement (by written notice to Investor) with no further obligations from one Party to the other Party if an Israeli court issues an order requiring that all or any part of the Company Interests be sold to a party other than Investor.

Agreement between ATP and Moncrief

“Company Interests” means collectively the following:

1) Subject to the License Encumbrances, 100% of Company’s participating interest share (the “Company License Interests”) in each the following Licenses:

a.     a 35% participating interest in the 332/Simshon License,

b.     a 35% participating interest in the 391/Daniel West License, and

c.     a 35% participating interest in the 392/Daniel East License

(Individually a “License” and collectively the “Licenses”), The 391/Daniel West License and 392/Daniel East License are sometimes referred to collectively as the “Daniel Licenses”.

Encumbrances on the Company License Interests:

The Company License Interests are subject to (i) that certain letter agreement, dated April 25, 2011, as amended, by and between Bandel Interests, L.L.C. Bandel East Med, LLC, and Bandel Green East Med Cooperatief U.A. (collectively the “Bandel Entities”), ATP Oil & Gas Corporation and ATP East Med Number 1 B.V. (“Bandel Agreement”) under which assignments to Bandel East Med Ltd were made that reduce Company’s participating interest in each License to twenty-seven percent (27%), however, none of such assignments have been approved by the Ministry; (ii) that certain Farmout Agreement, dated February 23, 2011, by and between Isramco Oil and Gas Limited (as Seller), and ATP East Med Number 1 B.V. and ATP Oil & Gas Corporation (collectively as Buyer), which covers the Daniel Licenses, and provides for (a) a certain overriding royalty interest (with respect to 1.75% of 100%) that was retained by Isramco Oil and Gas Limited and is borne by Company’s 35% participating interest in the Daniel Licenses, and (b) a certain carry (equal to 8.75% of 100%) in favor of Isramco Oil and Gas Limited with respect to the first well drilled in the Daniel Licenses that is borne by Company’s 35% participating interest in the Daniel Licenses; and (iii) that certain Farmout Agreement (as amended), dated February 23, 2011, which is by and between Isramco Negev 2 L.P. (as Seller), and ATP East Med Number 1 B.V. and ATP Oil & Gas Corporation (collectively as Buyer), which covers the 332/Shimshon License, and provides for (a) a certain overriding royalty interest (with respect to 1.75% of 100%) that is held by Isramco Oil and Gas Limited and is borne by Company’s 35% participating interest in the Licenses, and (b) a certain carry (equal to 8.75% of 100%) in favor of Isramco Oil and Gas Limited with respect to the first well drilled in the 332/Shimshon License that is borne by Company’s 35% participating interest in the 332/Shimshon License (“Isramco Shimshon Carry”).

2) The Company’s interest in certain Farm Out Agreements with Ratio Oil Exploration (1992) Limited Partnership pertaining to the licenses that may be granted out of the Gal Permit (“Gal Interest”).

Agreement between ATP and Moncrief

3) The Company’s assets associated with the Company License Interests as may be agreed between the Parties.

Access to Company Information for Investor’s Due Diligence Reviews during Period:

During the Period Company shall provide Investor access to all the data, information, documents and records that the Company may disclose to Investor without breaching any obligations of confidentiality and that Investor may reasonably require to conduct its due diligence investigations, which at the minimum shall cover the following (absent any confidentiality obligation restricting Company’s ability to disclose):

•	Investor’s technical analysis of the discovery well drilled in the Shimshon License confirming that the potential commercial reserves in the discovered natural gas field are at least 500Bcf;

•

Investor’s prospectivity analysis for the Licenses (and other opportunities in which Company had prior agreements and/or understandings with the holders of other licenses) confirming that there are drillable prospects of sufficient quality to warrant the investment in a minimum of two exploration wells (one well in each of the two Daniel Licenses), and additional quality prospectivity across all the Licenses;

•	Financial audit of the Company’s past costs incurred on the Licenses;

•

Legal audit and assessment of (a) the claims or burdens that have been or are threatened to be made against the Company and/or on the Company Interests and (b) the actions required to mitigate such claims and burdens;

•	Existing commercial arrangements with other interested parties;

•	License work programs:

•	Review of the status of completion or otherwise of all required work program actions and other work that has been or is being performed in respect to the Licenses;

•	Actions required to reach full understanding with the other participants in the Licenses and the Ministry on the budgets associated with each of the Licenses’ work program milestones;

•	Actions required to advance an accelerated development scheme, if economically warranted, for the Shimshon gas field, the associated pipeline construction and natural gas marketing arrangements.

Notices:	Party	Representative
	ATP East Med Number 1 B.V. c/o ATP Oil & Gas Corporation 4600 Post Oak Place, Suite 100 Houston, Texas 77027-9726	Mr. Leland E. Tate President Telephone: 713.622.3311 Fax: 713-624-7378 E-mail: ltate@atpog.com

Agreement between ATP and Moncrief

Party	Representative
Moncrief Oil International Inc., 301 Commerce Street, Suite 3600, Fort Worth, Texas 76102	Mr. Richard W. Moncrief Chairman and CEO Telephone: (817) 348-8454 Fax: (817) 348-8464 E-mail: Suzanne@moil.com

Governing Law:

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the United States of America and any disputes amongst the Parties, if not resolved in good faith negotiations between them after fourteen (14) days, shall be resolved by arbitration in Texas under the Rules of the American Arbitration Association (“AAA”) and the Parties shall be bound by the decision of the AAA appointed expert.

Hereby agreed by the Parties on the 18th day of September, 2012:

For ATP East Med Number 1 B.V.

By:	/s/ Leland E. Tate

Name:	Leland E. Tate

Title:	Managing Director

For Moncrief Oil International Inc.

By:	/s/ Richard W. Moncrief
Name:	Richard W. Moncrief
Title:	Chairman, CEO

Agreement between ATP and Moncrief

Attachment 1

To

Agreement

between

ATP East Med Number 1 B.V.,

and

Moncrief Oil International Inc.

Primary Terms of the Definitive Agreement for the Proposed Transaction:

Definitive Agreement elements:

A.	Consideration for assignment of the Company Interests to the Investor, Investor will pay the following amounts.

•

The amount of the Company’s legitimate past costs properly incurred for its participating interest share (including any past costs associated with the Isramco Shimshon Carry), as of the date of the closing under the Definitive Agreement (the “Closing”), as follows: (a) the Company’s unpaid past costs will be deposited into an escrow account (“Trade Payable Escrow Account”) for the benefit of the Company’s trade creditors with payments to be made (and in coordination with the other participants in the Licenses) by an escrow agent upon the instruction of Company and Investor after the Closing, (b) 50% of the Company’s paid past costs will be paid to Company at Closing, and (c) the remaining 50% of Company’s paid past costs shall be placed in second and segregated escrow account (the “ATP Escrow Account”), with ATP Escrow Account funds released by an escrow agent as follows:

•	To an unknown creditor for a trade payable account discovered after the Closing as due and payable for work done prior to the Closing of the Definitive Agreement; and

•

To Company one third of the balance in the account on the sixtieth day after closing, one half of the balance in the account on the one hundred and twentieth day after closing and any balance remaining that has not been disbursed on the one hundred and eightieth day before the expiry of one hundred eighty (180) days after Closing.

B.	Conditions Precedent for consummation of the Proposed Transaction:

•	Each of the other participants in the Licenses (lsramco, INOC, ATP Corp, IOC, Naphtha, and, to extent applicable, Modiin) and the relevant affiliated Bandel Entity(s) shall have approved the sale

Agreement between ATP and Moncrief

of the Company License Interests by Company to Investor and such approvals shall be evidenced in writing as required by Investor and as may be required by the applicable existing governing documents;

•

The Parties shall have obtained a written order approving the Proposed Transaction from the relevant bankruptcy court in Texas that has administrative control over the Company’s ultimate parent company, ATP Oil and Gas Corporation (“ATP Corp”) and the relevant court in Israel that is dealing with certain claims of the Company’s trade creditors;

•

An escrow agent shall have been selected by mutual agreement of the Parties and others as applicable; a mutually acceptable escrow agreement shall have been agreed to by the Parties, and others as applicable and the escrow agent. The escrow agreement will provide for the escrow agent to make disbursements from Trade Payable Escrow Account and the ATP Escrow Account after the Closing has been conducted;

•

All of the Company’s trade creditors that have a lien or claim on the Company License Interests shall have, after receipt of the above referenced escrow agreement, agreed that, upon full and final settlement of Company’s obligations to each creditor from the funds in the Trade Payable Escrow Account the Company, the Company License Interests and the Investor shall be released from any further obligations to those creditors and any liens or attachments thereon shall be released;

•

ATP Corp shall have provided to Investor a binding agreement for the purchase of ATP Corp’s 5% Participating Interests in the Licenses under similar relative terms as this Agreement, which will take effect upon the Ministry approving a replacement operator for each of the Licenses; and

•	A resolution of how Bandel’s rights under its agreement with the Company will be handled shall have been agreed to by Company, Bandel and Investor.

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